American Independence Funds Trust

335 Madison Avenue, Mezzanine

New York, NY 10017

VIA EDGAR

                                                                                                           January 13, 2010

Mr. Keith O’Connell

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:          American Independence Funds Trust

               Withdrawal of Form RW  (Accession No. 0001324443-10-000001)

               Filed on January 8, 2010

Mr. O’Connell:

American Independence Funds Trust (“AIF”) hereby notifies the United States Securities and Exchange Commission that AIF is withdrawing its request for an order granting the withdrawal of its Post Effective Amendment 13 to its Registration Statement File No. 333-124214 filed on November 7, 2008.

               Form RW was incorrectly filed. A Form AW is being filed with the Commission today.

               If you have any questions or comments regarding the foregoing please contact the undersigned at 480-283-8822 or Terry Donovan at 646-747-3475. Thank you for your assistance.

                                                                                            Yours truly

                                                                                            By: /s/ Eric M. Rubin

                                                                                           -----------------------------

                                                                                            Eric M. Rubin, President,